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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.  5  )*
                                             ---

                            MILGRAY ELECTRONICS, INC.
                    ---------------------------------------
                                (Name of Issuer)

                         Common Stock Par Value 25 Cents
                    ---------------------------------------
                         (Title of Class of Securities)

                                  599751 10 4
                               ------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

CUSIP NO.   599751 10 4               13G

--------------------------------------------------------------------------------

1)   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Herbert S. Davidson    ###-##-####

--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------

3)   SEC USE ONLY

--------------------------------------------------------------------------------

4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

--------------------------------------------------------------------------------

NUMBER OF SHARES    (5)  SOLE VOTING POWER                            3,743,264
BENEFICIALLY OWNED  (6)  SHARED VOTING POWER                                 --
BY EACH REPORTING   (7)  SOLE DISPOSITIVE POWER                       3,743,264
PERSON WITH         (8)  SHARED DISPOSITIVE POWER                            --

--------------------------------------------------------------------------------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,743,264

--------------------------------------------------------------------------------

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Inapplicable

--------------------------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     55.3%

--------------------------------------------------------------------------------

12)  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 4 pages

                         SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



Item 1(a)  Name of Issuer:

           Milgray Electronics, Inc.
           -------------------------------------------------------------

Item 1(b)  Address of Issuer's Principal Executive Offices:

           77 Schmitt Boulevard, Farmingdale, New York 11735
           -------------------------------------------------------------


Item 2(a)  Name of Persons Filing:

           Herbert S. Davidson
           -------------------------------------------------------------


Item 2(b)  Address of Principal Business Office:

           77 Schmitt Boulevard, Farmingdale, New York 11735
           -------------------------------------------------------------


Item 2(c)  Citizenship:

           U.S.A.
           -------------------------------------------------------------


Item 2(d)  Title of Class of Securities:

           Common Stock, Par Value 25 Cents
           -------------------------------------------------------------


Item 2(e)  CUSIP Number:

           599751 10 4
           -------------------------------------------------------------


Item 3.    Inapplicable


Item 4.    Ownership.

          (a)  Amount Beneficially Owned:

               3,743,264
               ---------------------------------------------------------
          (b)  Percent of Class:

               55.3%
               ---------------------------------------------------------

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

               3,743,264
               ---------------------------------------------------------

               (ii)  shared power to vote or to direct the vote --
                                                                --


                               Page 3 of 4 Pages

               (iii) sole power to dispose or to direct the disposition of

               3,743,264
               ---------------------------------------------------------

               (iv)  shared power to dispose or to direct the disposition of --
                                                                             --

Item 5.    Ownership of Five Percent or Less of a Class:

           Inapplicable
           -------------------------------------------------------------

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           Inapplicable
           -------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

           Inapplicable
           -------------------------------------------------------------


Item 8.    Identification and Classification of Members of the Group:

           Inapplicable
           -------------------------------------------------------------


Item 9.    Notice of Dissolution of Group:

           Inapplicable
           -------------------------------------------------------------


Item 10.   Certification:

           Inapplicable
           -------------------------------------------------------------


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 January 16, 1996
                                           ----------------------------
                                                      Date

                                             /s/ H. S. Davidson
                                           ----------------------------
                                                    Signature

                                                 Herbert S. Davidson
                                           ----------------------------
                                                    Name/Title



                               Page 4 of 4 Pages